UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/06/2007

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

The information in Item 2.03 is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 6, 2007, MCG Capital Corporation (the "Company") amended and restated its Revolving Credit Facility with Bayerische Hypo-Und Vereinsbank, AG, New York Branch ("HVB"), as administrative agent. Pursuant to this amendment, the maturity date of this facility has been extended to June 4, 2008. Other modifications were also made to this facility, including the elimination of a provision whereby if certain of the Company's executive officers cease to be either executive officers of the Company or members of the Company's board of directors the lenders could, absent a waiver or cure, declare a default. In addition, advances under the facility may bear interest at LIBOR plus 2.00%, the Prime Rate plus 0.50%, or the Federal Funds Rate plus 2.25%, whereas prior to this amendment advances under the facility bore interest at either LIBOR plus 2.00% or the Prime Rate plus 0.50%.   HVB, Chevy Chase Bank, Sovereign Bank, and Royal Bank of Canada each maintained their $50.0 million, $10.0 million, $15.0 million, and $25.0 million commitments, respectively. As of June 6, 2007, the Company had $30.0 million outstanding under this credit facility.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Fourth Amended and Restated Revolving Credit Agreement dated as of June 6, 2007 among MCG Capital Corporation, Bayerische Hypo−Und Vereinsbank, AG, New York Branch and Various Lenders.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: June 11, 2007	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Fourth Amended and Restated Revolving Credit Agreement dated as of June 6, 2007 among MCG Capital Corporation, Bayerische Hypo−Und Vereinsbank, AG, New York Branch and Various Lenders.